Exhibit 99.1

Plains All American Pipeline and Plains GP Holdings
Announce Appointment of New Chief Operating Officer

HOUSTON – [September 29, 2026] – Plains All American Pipeline, L.P. (Nasdaq: PAA) and Plains GP Holdings (Nasdaq: PAGP) (collectively, “Plains”) announced that Dean Liollio has been appointed to serve as Executive Vice President and Chief Operating Officer of Plains effective as of October 2, 2026. Mr. Liollio replaces Chris Chandler, the current EVP and COO, who is resigning from Plains to pursue other interests and not due to any disagreement relating to the company’s operations, policies or practices.

Mr. Liollio, age 67, served as Senior Vice President, Special Projects, of Plains from June 2024 until his appointment as EVP and COO in October 2026. He previously served as President of Plains Midstream Canada from 2020 until 2024, as President of PAA Natural Gas Storage from 2008 until 2020 and as President of Plains Gas Solutions from 2016 until 2020. Prior to joining Plains in 2008, Mr. Liollio held a number of executive roles including serving as President, Chief Executive Officer and Director of EnergySouth, Inc. and as President and Chief Operating Officer of Centerpoint's natural gas distribution operations across a five-state area including Houston. Mr. Liollio holds a Bachelor of Science degree in Industrial Engineering from Texas A&M University.

“We congratulate Dean on his promotion to the EVP and COO role. Dean is immensely qualified to take on this key leadership role as he has been a member of our executive committee and has been instrumental in executing on our recent initiatives,” said Willie Chiang, Chairman, CEO and President. “I would also like to thank Chris for his many contributions to Plains and wish him the best in his future endeavors.”

About Plains

PAA is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil. PAA owns an extensive network of pipeline gathering and transportation systems, in addition to terminaling, storage, and other infrastructure assets serving key producing basins, transportation corridors and major market hubs and export outlets in the United States and Canada.

PAGP is a publicly traded entity that owns an indirect, non-economic controlling general partner interest in PAA and an indirect limited partner interest in PAA, one of the largest energy infrastructure and logistics companies in North America.

PAA and PAGP are headquartered in Houston, Texas. More information is available at www.plains.com.

Investor Relations Contacts:

Blake Fernandez

Ross Hovde

PlainsIR@plains.com

(866) 809-1291